January 2012 Preliminary Terms No. 2 Registration Statement No. 333-177923 Dated December 28, 2011 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due January 30, 2013

Based on the Performance of the Common Stock of General Electric Company

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.125% to 3.125% of the stated principal amount, with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount and the contingent quarterly payment. However, if on any determination date the closing price of the underlying stock is less than the initial stock price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of receiving shares of the underlying stock, which will occur if the securities are not redeemed prior to maturity and the closing price of the underlying stock is below the downside threshold level on the final determination date. Under these circumstances, investors will be exposed to the decline in the closing price of the underlying stock and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stock. The securities are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying stock:	Common Stock of General Electric Company
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	January , 2012 (expected to price on or about January 25, 2012)
Original issue date:	January , 2012 (3 business days after the pricing date)
Maturity date:	January 30, 2013 subject to adjustments for certain market disruption events and as described under “Description of the Securities — Payment at Maturity” in the accompanying product supplement no. MS-4-I
Early redemption:	If, on any of the first three determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•   If, on any determination date, the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2125 to $0.3125 (2.125% to 3.125% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•   If, on any determination date, the closing price or the final stock price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April 25, 2012, July 25, 2012, October 25, 2012 and January 25, 2013, subject to postponement for non-trading days and certain market disruption events. We also refer to January 25, 2013 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final stock price is less than the downside threshold level:	(i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date, or (ii) at our option, the cash value of such shares as of the final determination date
Exchange ratio:	The stated principal amount divided by the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold level:	$ , which is equal to 75% of the initial stock price, subject to adjustment in the event of certain corporate events affecting the underlying stock
Initial stock price:	The closing price of the underlying stock on the pricing date divided by the adjustment factor
Final stock price:	The closing price of the underlying stock on the final determination date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
CUSIP/ISIN:	48126BAB9/US48126BAB99
Listing:	The securities will not be listed on any securities exchange.
Agent:	JPMorgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-37 of the accompanying product supplement no. MS-4-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.950 per securities. Please see “Syndicate Information” on page 5 for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMS and the selling concessions to be allowed to MSSB, exceed $0.15 per $10 stated principal amount securities. See “Underwriting (Conflicts of Interest)” beginning on page PS-63 of the accompanying product supplement no. MS-4-I.

Investing in the Securities involves a number of risks. See “Risk Factors” on page PS-13 of the accompanying product supplement no. MS-4-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-4-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Investment Overview

The Contingent Income Auto-Callable Securities due January 30, 2013 Based on the Performance of the Common Stock of General Electric Company, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.2125 to $0.3125 (2.125% to 3.125% of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the closing price is greater than or equal to the initial stock price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date or (ii) at our option, the cash value of such shares as of the final determination date. The value of such shares (or that cash) will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying stock.

General Electric Company Overview

General Electric is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and household appliances to medical imaging, business and consumer financing and industrial products. Its SEC file number is 001-00035.

Information as of market close on December 27, 2011:

Bloomberg Ticker Symbol:	GE	52 Week High (on 2/17/2011):	$21.52
Current Share Price:	$18.01	52 Week Low (on 10/3/2011):	$14.69
52 Weeks Ago:	$18.32

The underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-00035 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

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Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.125% to 3.125% of the stated principal amount with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1

On any of the first three determination dates, the closing price is greater than or equal to the initial stock price.

▪       The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪        Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level.

▪       The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪       Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final stock price is less than the downside threshold level.

▪       The payment due at maturity will be (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date, or (ii) at our option, the cash value of those shares as of the final determination date.

▪       Investors will lose some and may lose all of their principal in this scenario.

Summary of Selected Key Risks (see page 16)

▪	The securities do not guarantee the return of any principal.
▪	The contingent quarterly payment is based solely on the closing prices on the specified determination dates.
▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price is less than the downside threshold level.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.
▪	Investors will not participate in any appreciation in the price of the underlying stock.
▪	The automatic early redemption feature may limit the term of your investment to approximately 3 months. If the securities are redeemed early, you may not be able to reinvest at a comparable return of a similar level of risk.
▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of the investors.
▪	The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
▪	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the shares of General Electric Company, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
▪	Investing in the securities is not equivalent to investing in the shares of General Electric Company.
January 2012	Page 3

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

▪	We have no affiliation with General Electric Company.
▪	We may engage in business with or involving General Electric Company without regard to your interests.
▪	The anti-dilution protection of the underlying stock is limited and may be discretionary.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities.
▪	The securities will not be listed on any securities exchange and secondary trading may be limited.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.
▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

January 2012	Page 4

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: First Three Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 10.

January 2012	Page 5

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Fact Sheet

The securities offered are senior unsecured obligations of JPMorgan Chase & Co., do not guarantee any repayment of principal at maturity and have the terms described in product supplement no. MS-4-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. The securities provide a contingent quarterly payment equal to 2.125% to 3.125% of the stated principal amount with respect to each determination date on which the closing price of the underlying stock is greater than or equal to the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The securities will be automatically redeemed or repaid at maturity, as applicable, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date. Investors must be willing to accept the risk of not receiving any contingent quarterly payment and also the risk of receiving at maturity shares of the underlying stock worth significantly less than the stated principal amount per security (or, at our option, the cash value of those shares), which will occur if the securities are not redeemed prior to maturity and the final stock price is less than the downside threshold level. Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2012 (expected to price on or about January 25, 2011)	January , 2012 (3 business days after the pricing date)	January 30, 2013, subject to postponement due to a market disruption event and as described under “Description of the Notes — Payment at Maturity” in the accompanying product supplement no. MS-4-I
Key Terms
Issuer:	JPMorgan Chase & Co.
Underlying stock:	Common Stock of General Electric Company
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Syndicate Information” on page 9)
Early redemption:	If, on any of the first three determination dates, the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Contingent quarterly payment:

•   If, on any determination date, the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2125 to $0.3125 (2.125% to 3.125% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•   If, on any determination date, the closing price or the final stock price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	April 25, 2012, July 25, 2012, October 25, 2012 and January 25, 2013, subject to postponement for non-trading days and certain market disruption events. We also refer to January 25, 2013 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final stock price is less than the downside threshold level:	(i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date, or (ii) at our option, the cash value of such shares as of the final determination date
Exchange ratio:	The stated principal amount divided by the initial stock price
Downside threshold level:	$ , which is equal to 75% of the initial stock price
Risk factors:	Please see “Risk Factors” beginning on page 12.
Initial stock price:	The closing price of the underlying stock on the pricing date divided by the adjustment factor

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Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Final stock price:	The closing price of the underlying stock on the final determination date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
No fractional shares:	At maturity, if our payment is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

January 2012	Page 7

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	48126BAB9/US48126BAB99
Minimum ticketing size:	100 securities
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no MS-4-I. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of contingent payments is uncertain, and although we believe it is reasonable to conclude that the contingent payments are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless that income is effectively connected with the holder’s conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.

For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement no. MS-4-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-4-I
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
Issue price of the Securities	Commissions	Principal amount of the Securities for any single investor
$10.0000	$0.1500	<$1MM
$9.9750	$0.1250	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.9500	$0.1000	≥$5MM

MSSB may reclaim selling concessions allowed to individual brokers within MSSB in connection with the offering if, within 30 days of the offering, MSSB repurchases the securities distributed by such brokers.

January 2012	Page 8

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement no. MS-4-I, the prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2012	Page 9

Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Stock Price:	$18.00
Hypothetical Downside Threshold Level:	$13.50, which is 75% of the initial stock price
Hypothetical Exchange Ratio:	0.55556, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical Adjustment Factor:	1.0
Hypothetical Contingent Quarterly Payment:	$0.2625 (2.625% of the stated principal amount) per security (which represents the midpoint of the range of $0.2125 to $0.3125)*
Stated Principal Amount:	$10 per security

*If the actual contingent quarterly payment as determined on the pricing date is less than $0.2625, the payment on your securities may be lower than those shown below.

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the hypothetical initial stock price of $18 on one of the first three determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first three determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$18.00	—*	$10.2625	$14.00	$0.2625	N/A
#2	N/A	N/A	N/A	$9.00	$0	N/A
#3	N/A	N/A	N/A	$22.50	—*	$10.2625
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the closing price is greater than or equal to the initial stock price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the closing price on the first determination date is equal to the initial stock price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.2625 = $10.2625

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪	In Example 2, the securities are automatically redeemed following the third determination date as the closing price on the third determination date is greater than the initial stock price. As the closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.2625 with respect to such determination date. Following the third determination date, you receive an early redemption amount of $10.2625, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying stock has appreciated by 25% from its initial stock price on the third determination date, you only receive $10.2625 per security and do not benefit from such appreciation.

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Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$12.00	$0	N/A	$11.00	$0	N/A
#2	$10.00	$0	N/A	$9.00	$0	N/A
#3	$12.00	$0	N/A	$11.00	$0	N/A
Final Determination Date	$10.80	$0	N/A	$13.50	—*	N/A
Payment at Maturity	$6.00			$10.2625

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

▪	In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final stock price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.55556 share of the underlying stock = $10.80 × 0.55556 = $6.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing price of the underlying stock decreases to a final stock price of $13.50. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.2625 = $10.2625

In this example, although the final stock price represents a 25.00% decline from the initial stock price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.2625 per security at maturity.

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Contingent Income Auto-Callable Securities due January 30, 2013
Based on the Performance of the Common Stock of General Electric Company

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-4-I. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio (or, at our option, the cash value of such shares). The value of those shares (or that cash) on the final determination date will be less than 75% of the stated principal amount and could be zero.
▪	The contingent quarterly payment is based solely on the closing prices on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the closing price on that determination date or the final stock price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the closing price on a specific determination date or the final stock price, as applicable, if that closing price or final stock price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.
▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price on the relevant determination date is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the closing price on the relevant determination date is greater than or equal to the downside threshold level. If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payment.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price or the final stock price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price and the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early.
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▪	The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark-ups or other transaction costs. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
▪	Market price of the securities is influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which JPMS may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:
o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,
o	whether the closing price has been below the downside threshold level on any determination date,
o	dividend rates on the underlying stock,
o	interest and yield rates in the market,
o	time remaining until the securities mature,
o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the closing price of the underlying stock,
o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and
o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Investing in the securities is not equivalent to investing in the shares of General Electric Company Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with General Electric Company General Electric Company is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to General Electric Company in connection with this offering.
▪	We may engage in business with or involving General Electric Company without regard to your interests. We or our affiliates may presently or from time to time engage in business with General Electric Company without regard to your interests and thus may acquire non-public information about General Electric Company. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to General Electric Company, which may or may not recommend that investors buy or hold the underlying stock.
▪	The anti-dilution protection of the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the
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initial stock price and, as a result, the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS regarding the securities. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Fact Sheet — General Information — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities could be affected materially and adversely.

Although the U.S. federal income tax treatment of contingent payments (including any contingent payments paid in connection with an automatic early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent payments as ordinary income. In addition, although we believe it is reasonable to conclude that the contingent payments are not subject to U.S. withholding tax, a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless that income is effectively connected with the holder’s conduct of a trade or business in the United States. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-4-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Information about the Underlying Stock

General Electric Company. General Electric is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and household appliances to medical imaging, business and consumer financing and industrial products. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by General Electric Company pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-00035 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding General Electric Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of General Electric Company. We have derived all disclosures contained in this document regarding General Electric Company stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to General Electric Company Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding General Electric Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning General Electric Company could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2008 through December 27, 2011. The closing price of the underlying stock on December 27, 2011 was $18.01. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

Shares of General Electric Company (ISIN US3696041033)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	37.49	31.70	–
Second Quarter	38.43	26.26	–
Third Quarter	29.95	23.10	–
Fourth Quarter	24.50	12.84	–
2009
First Quarter	17.07	6.66	–
Second Quarter	14.53	10.17	–
Third Quarter	17.01	10.71	–
Fourth Quarter	16.84	14.19	–
2010
First Quarter	18.45	15.45	–
Second Quarter	19.50	14.42	–
Third Quarter	16.66	13.88	–
Fourth Quarter	18.32	15.76	–
2011
First Quarter	21.52	18.28	–
Second Quarter	20.65	17.97	–
Third Quarter	19.30	15.01	–
Fourth Quarter (through December 27, 2011)	18.23	14.69	–

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The Common Stock of General Electric Company – Daily Closing Prices January 1, 2008 to December 27, 2011

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Supplemental Plan of Distribution

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-37 of the accompanying product supplement no. MS-4-I.

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Where You Can Find More Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-4-I dated December 27, 2011.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-4-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. MS-4-I dated December 27, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008357/e46666_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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